MAIDENFORM BRANDS, INC. REPORTS FOURTH QUARTER AND 2007 RESULTS

Reported Diluted Earnings Per Share of $0.27 for Fourth Quarter and $1.43 for 2007

Earnings Per Share of $0.27 for Fourth Quarter and $1.33 for 2007 Excluding Certain Items

Iselin, New Jersey, March 4, 2008—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the fourth quarter and year ended December 29, 2007.

Fourth quarter 2007 highlights versus fourth quarter 2006:

-	Net sales increased 12.7% to $95.8 million.

-	Consolidated gross margins increased 330 basis points to 40.7%.

-	Operating income increased 63.6% to $12.6 million.

-	Diluted earnings per common share more than doubled to $0.27.

2007 highlights versus 2006 (excludes pension curtailment gain of $6.3 million and $2.4 million of deferred financing costs, or $0.10 per share, in 2007):

-	Net sales increased 1.3% to $422.2 million.

-	Consolidated gross margins increased 170 basis points to 39.3%.

-	Operating income increased 11.0% to $61.6 million.

-	Diluted earnings per common share growth of 15.7% to $1.33 per share.

-	Total cash and cash equivalents was $16.6 million at the end of 2007. In 2007, Maidenform voluntarily prepaid $20.0 million of its debt outstanding and repurchased $12.5 million of its common stock.

Thomas J. Ward, Chief Executive Officer, stated, “Our results for the fourth quarter and 2007 reflected a number of key steps to grow our business and shape our future. These 2007 milestones included 1) continuing net sales growth of our wholesale branded business of 8.7% over 2006; 2) implementing sourcing initiatives that contributed to gross margins increasing 170 basis points to 39.3%; 3) refinancing our credit facility which reduced annual interest expense; and 4) maximizing cash flow utilization by voluntarily paying down $20.0 million of debt and repurchasing $12.5 million of common stock. Our ongoing commitment to performance drove a 15.7% diluted EPS growth rate over last year, despite a more challenging retail environment overall. As we enter 2008, we remain cautious about the retail climate but our team continues to focus on driving Maidenform to new levels of success through expanding product categories with existing customers, developing new customers globally and prudently managing expenses while effectively building our foundation for future growth.”

Financial Results for Fourth Quarter 2007 versus Fourth Quarter 2006
Net sales for the fourth quarter of 2007 increased $10.8 million, or 12.7%, to $95.8 million. Wholesale segment net sales in the fourth quarter of 2007 rose $10.4 million, or 14.6%, to $81.5 million with wholesale branded net sales up 21.2%.  Total international net sales, which are included in the wholesale segment, increased $4.5 million, or 69.2%, to $11.0 million. Retail segment net sales increased $0.4 million, or 2.9%, to $14.3 million in the fourth quarter of 2007. Maidenform’s net sales performance by channel of distribution and product mix is highlighted in Exhibit 1 of this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel increased $5.0 million, or 11.0%, to $50.6 million in the fourth quarter of 2007. Growth in this channel was primarily driven by the successful introduction of Maidenform’s The Sleek BraTM and continued expansion of The Smooth BraTM franchise, solid performance in the Company’s full-figure Lilyette® brand and continued success in Maidenform’s new shapewear brand, Control ItTM.

Mass Merchants
In the fourth quarter of 2007, mass merchant channel net sales increased $5.3 million, or 32.5%, to $21.6 million. Key factors for this increase was the timing of a program launch with a warehouse club customer, as well as continued growth of the Company’s Sweet Nothings® brand, particularly in the shapewear category.

Other
Other net sales, which include sales to specialty retailers, off-price retailers and licensing income, remained virtually unchanged in the fourth quarter of 2007, reporting an increase of $0.1 million, or 1.1%, to $9.3 million.

The 69.2% growth in international sales in the fourth quarter of 2007, which are included in the total wholesale segment above, were largely due to continued product penetration in countries such as Mexico, Canada, the United Kingdom and Sweden.

Retail Segment

Same store sales in the fourth quarter for Maidenform’s retail outlet stores increased 0.5%. Internet sales increased 12.5% to $0.9 million in the fourth quarter of 2007. The retail segment reported higher net sales across all Maidenform product segments. The Company had 78 retail outlet stores as of the end of the fourth quarter of 2007 compared to 76 retail outlet stores at the end of the fourth quarter of 2006.

Consolidated gross profit increased $7.2 million, or 22.6%, to $39.0 million in the fourth quarter of 2007. As a percentage of net sales, consolidated gross margins improved 330 basis points to 40.7%. The Company’s consolidated gross margins were favorably affected by customer and product mix, in addition to sourcing initiatives such as product cost re-engineering actions and inbound freight initiatives.

Consolidated selling, general and administrative expenses (SG&A) increased $2.3 million, or 9.5%, to $26.4 million in the fourth quarter of 2007 as a result of higher payroll and related expenses, increased medical and workers’ compensation expenses, and additional occupancy related expenses, including a new leased distribution center and corporate occupancy expenses. These expenses were offset by lower pension expenses and reduced professional fees. As a percentage of net sales, SG&A was 27.6% in the fourth quarter of 2007 compared to 28.4% for the comparable prior year period.

Operating income increased $4.9 million, or 63.6%, to $12.6 million in the fourth quarter of 2007 as a result of the aforementioned items above.

Maidenform’s effective income tax rate for the fourth quarter of 2007 was 43.8% compared to 42.5% for the fourth quarter of 2006. This increase in the effective income tax rate was primarily the result of foreign taxes and interest expense associated with the continuing effect of Financial Accounting Standards Board Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.”

Net income for the fourth quarter of 2007 nearly doubled to $6.3 million and diluted earnings per common share (EPS) were $0.27, representing an increase of more than 100% compared to the year-ago period.

Financial Results for Fiscal 2007 versus 2006
Net sales for 2007 increased $5.4 million, or 1.3%, to $422.2 million. Wholesale segment net sales increased $5.6 million, or 1.6%, to $366.2 million in 2007, with wholesale branded net sales up 8.7%. A key driver for the increase was higher mass-channel net sales of $4.3 million, or 4.7%, as Maidenform expanded its Sweet Nothings® brand. The increase in net sales was offset by a reduction in private label sales throughout 2007 as Maidenform focused on driving its wholesale branded business. An additional $1.3 million in net sales came from department stores and national chain stores, which sales were driven by solid performance in the Company’s Lilyette® and Maidenform® brands. Total international sales, which are included in the total wholesale segment, increased $9.9 million, or 34.7%, to $38.4 million largely due to ongoing growth in Mexico, Canada and the United Kingdom. Retail segment net sales for 2007 decreased $0.2 million, or 0.4%, to $56.0 million and same store sales decreased 1.5%. Maidenform’s net sales performance by channel of distribution and product mix is highlighted in Exhibit 1 of this press release.

Consolidated gross profit increased $9.0 million, or 5.7%, to $165.8 million for 2007. As a percentage of net sales, reported consolidated gross margins increased 170 basis points to 39.3% driven by the same items discussed above for the fourth quarter of 2007.

Consolidated selling, general and administrative expenses (SG&A) decreased $3.4 million, or 3.4%, to $97.9 million for 2007 primarily as a result of the $6.3 million pension curtailment gain. Excluding this gain, SG&A increased $2.9 million, or 2.9%. This increase was driven by the same factors described above for the fourth quarter of 2007, somewhat offset by lower advertising expenses. As a percentage of net sales, excluding the curtailment gain, SG&A was 24.7% in 2007 compared to 24.3% for 2006.

For 2007, operating income increased $12.4 million, or 22.3%, to $67.9 million which included the pension curtailment gain. Excluding the pension curtailment gain, operating income for 2007 increased $6.1 million, or 11.0%, to $61.6 million. Operating income as a percentage of net sales, excluding the pension curtailment gain, increased to 14.6% for 2007 from 13.3% for 2006.

Net interest expense for 2007 was $9.0 million, up from $8.5 million in 2006. On June 15, 2007, Maidenform refinanced its credit facility with a new $150.0 million credit facility. In connection with this refinancing, Maidenform expensed $2.4 million of deferred financing costs. Excluding this item, net interest expense was $6.6 million for 2007 which represented a decrease of $1.9 million, or 22.4%, compared to 2006. This decrease is a result of lower average debt outstanding in 2007 compared to 2006.

Maidenform’s effective income tax rate for 2007 was 41.9% compared to 40.9% for 2006. This increase in the effective income tax rate was driven by the same factors described above for the fourth quarter of 2007.

Net income for 2007 was $34.2 million and EPS was $1.43. Excluding the pension curtailment gain and deferred financing costs ($2.4 million after tax), net income increased $4.0 million, or 14.4%, representing EPS growth of 15.7% to $1.33 per share.

Total cash and cash equivalents at the end of 2007 was $16.6 million. Maidenform utilized its excess cash flow by continuing to de-leverage its balance sheet with $20.0 million of voluntary debt pre-payments in 2007 and purchasing $12.5 million of its common stock in 2007. Maidenform’s total debt outstanding was $89.7 million as of December 29, 2007 with a debt to EBITDA ratio of 1.33 to 1.0. The Company’s Board will continue to evaluate the most prudent use of available cash flow and borrowings under the revolver.

Financial Performance Guidance for 2008
Based on specific initiatives that Maidenform is undertaking in 2008, the Company is maintaining its financial performance projections provided on November 6, 2007, which are highlighted below. Such expected growth will be from new brands with new customers, an expanded door presence with certain existing customers and new product introductions which are scheduled to occur, particularly in the second half of 2008. The Company continues to remain cautious based on the macro-economic conditions that exist affecting the current retail climate. With that, Maidenform believes it is prudent to now project that the Company will be at the lower end of the range of its previously provided guidance for 2008.

Maidenform does expect net sales for the first quarter of 2008 to be lower from a prior year $5.0 million non-recurring private brand program with a specialty retailer, as well as a more challenging retail environment. The Company then projects net sales to sequentially increase in each quarter throughout the remainder of 2008, resulting in net sales to be flat in the first half of the year, with mid-single digit net sales growth in the second half of 2008 driven by the sales opportunities highlighted above.

The Company’s consolidated gross margins continue to be projected at approximately 39% for 2008, with margins slightly lower in the first half of the year from customer and product mix. For the second half of 2008, margins are then expected to be comparable to the second half of 2007 due to customer and product mix, in addition to sourcing initiatives.

The following chart highlights Maidenform’s financial performance guidance for the full-year of 2008:

Financial Measure	2008 Guidance
Net sales	4%-7%
Consolidated gross margins	Approximately 39%
EPS	10%-15%

Conference Call Information
Maidenform will host a conference call and webcast on Wednesday, March 5th at 8:30 am ET to discuss its fourth quarter and fiscal 2007 results, in addition to providing an update on the business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform”. The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through March 20, 2008 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 19126921.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in approximately 60 countries and territories.

Maidenform Contact:
Felise Glantz Kissell
Vice President, Investor Relations
(732) 621-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	December 29, 2007	December 30, 2006
Assets
Current assets
Cash and cash equivalents	$16,602	$14,617
Accounts receivable, net	45,775	39,142
Inventories	69,041	46,911
Deferred income taxes	11,015	9,459
Prepaid expenses and other current assets	7,497	6,203
Total current assets	149,930	116,332
Property, plant and equipment, net	19,992	18,454
Goodwill	7,884	7,884
Intangible assets, net	98,518	99,678
Other non-current assets	3,327	2,505
Total assets	$279,651	$244,853

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$-
Accounts payable	36,022	13,195
Accrued expenses and other current liabilities	21,620	21,176
Total current liabilities	58,742	34,371
Long-term debt	88,625	110,000
Deferred income taxes	21,718	16,223
Other non-current liabilities	10,949	9,358
Total liabilities	180,034	169,952

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,357,292 outstanding at December 29, 2007
and 23,488,357 issued and 22,964,826 outstanding at December 30, 2006	235	235
Additional paid-in capital	60,919	59,478
Retained earnings	53,526	20,953
Accumulated other comprehensive income	872	158
Treasury stock, at cost (1,131,065 shares at December 29, 2007 and
523,531 shares at December 30, 2006)	(15,935)	(5,923)
Total stockholders’ equity	99,617	74,901
Total liabilities and stockholders’ equity	$279,651	$244,853

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		For the years ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006

Net sales	$95,782	$85,019	$422,164	$416,835
Cost of sales	56,826	53,216	256,365	260,083
Gross profit	38,956	31,803	165,799	156,752
Selling, general and
administrative expenses	26,353	24,119	97,880	101,238
Operating income	12,603	7,684	67,919	55,514

Interest expense, net	1,308	2,075	9,029	8,521
Income before provision
for income taxes	11,295	5,609	58,890	46,993
Income tax expense	4,944	2,386	24,686	19,231
Net income	$6,351	$3,223	$34,204	$27,762
Basic earnings per common share	$0.28	$0.14	$1.50	$1.21
Diluted earnings per common share	$0.27	$0.13	$1.43	$1.15
Basic weighted average number of
shares outstanding	22,382,282	22,899,851	22,815,398	23,024,986
Diluted weighted average number of
shares outstanding	23,477,292	24,122,447	23,960,606	24,194,468

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the years ended
	December 29, 2007	December 30, 2006
Cash flows from operating activities
Net income	$34,204	$27,762
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	3,269	2,817
Amortization of intangible assets	1,160	1,160
Amortization of deferred financing costs	2,927	888
Stock-based compensation	2,584	2,016
Deferred income taxes	4,514	4,734
Excess tax benefits related to stock-based compensation	(798)	(1,881)
Pension plan curtailment gain	(6,255)	-
Net changes in operating assets and
liabilities
Accounts receivable	(6,633)	(4,973)
Inventories	(22,130)	(11,656)
Prepaid expenses and other current and
non-current assets	(38)	1,868
Accounts payable	22,827	(6,017)
Accrued expenses and other current and
non-current liabilities	3,219	(331)
Income taxes payable	1,570	5,246
Net cash from operating activities	40,420	21,633
Cash flows from investing activities
Capital expenditures	(6,371)	(2,716)
Net cash from investing activities	(6,371)	(2,716)
Cash flows from financing activities
Term loan borrowings	100,000	-
Term loan repayments	(120,275)	(27,500)
Borrowings under revolving loan	5,000	-
Repayments under revolving loan	(5,000)	-
Deferred financing costs	(1,106)	(300)
Proceeds from stock options exercised	573	171
Excess tax benefits related to stock-based compensation	798	1,881
Payments of capital lease obligations	(102)	-
Purchase of common stock for treasury	(12,526)	(7,563)
Payments of employee withholding taxes related to
net stock option exercises	-	(2,013)
Net cash from financing activities	(32,638)	(35,324)
Effects of exchange rate changes on cash	574	46
Net increase (decrease) in cash	1,985	(16,361)
Cash and cash equivalents
Beginning of period	14,617	30,978
End of period	$16,602	$14,617

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$6,682	$9,296
Income taxes	$16,891	$8,959

Supplemental schedule of non-cash investing and financing activities
Equipment acquired with capital lease obligations	$470	$325

Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	December 29, 2007	December 30, 2006	$ change	% change
Department stores and
national chain stores	$50.6	$45.6	$5.0	11.0%
Mass merchant	21.6	16.3	5.3	32.5%
Other	9.3	9.2	0.1	1.1%
Total wholesale	81.5	71.1	10.4	14.6%

Retail	14.3	13.9	0.4	2.9%

Total consolidated net sales	$95.8	$85.0	$10.8	12.7%

	For the years ended
	December 29, 2007	December 30, 2006	$ change	% change
Department stores and
national chain stores	$224.1	$222.8	$1.3	0.6%
Mass merchant	96.1	91.8	4.3	4.7%
Other	46.0	46.0	-	0.0%
Total wholesale	366.2	360.6	5.6	1.6%

Retail	56.0	56.2	(0.2)	-0.4%

Total consolidated net sales	$422.2	$416.8	$5.4	1.3%

	Three months ended		For the years ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Bras	63%	65%	68%	68%
Shapewear	24%	25%	21%	22%
Panties	13%	10%	11%	10%
	100%	100%	100%	100%

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